Contact: Roy E. Tipton     Keith B. Stein
         President         Vice Chairman
         (800) 999-7535    (800) 533-8573

                       NATIONAL AUTO FINANCE COMPANY, INC.
                  REVISES THIRD QUARTER AND NINE-MONTH RESULTS

BOCA RATON, Fla. (November 25, 1997) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today revised its previously announced results for the third quarter and nine months ended September 30, 1997. The revised results follow the expensing by the Company of previously capitalized fees and costs associated with its securitization transactions and a decision by the Company to increase its non-cash reserves associated with its portfolio of non-prime automobile retail installment sale contracts.

     The expensing relates to certain previously capitalized fees and costs incurred in connection with the prior securitization of the Company's portfolio of loans (net of certain previously amortizing deferred interest income), in an aggregate pre-tax amount of $1.389 million, or $.13 per share, after taxes.

     The increase in reserves is the result of continued detailed review and analysis, including extensive computer modeling, of factors affecting the performance of the Company's loan portfolio and the related carrying value of certain interest-only assets, specifically the excess spread receivable retained by the Company in its securitized loan portfolio. This valuation adjustment primarily is the result of an increased net loss estimate for the loan portfolio, in the pre-tax amount of $611,000 (net of $660,000 of related servicing income), or $.05 per share, after taxes.

     As a result of these changes, revised revenues for the third quarter ended September 30, 1997, increased 36% to $5.7 million compared with $4.2 million in the third quarter of 1996. Revised net income after preferred stock dividends was $389,000, or $.06 per share, for the third quarter of 1997 compared with pro forma net income of $900,000, or $.13 per share, for the year-earlier period.

     For the nine months ended September 30, 1997, revised revenues increased 80% to $17.8 million compared with $9.9 million for the same period in 1996. Revised net income (before the effects of a one-time, non-cash, deferred income tax charge of $4.5 million to reflect a deferred income tax liability arising from the reorganization of the Company's business from a partnership form to a taxable corporate form in connection with the Company's initial public offering in January 1997) after preferred stock dividends rose to $2.4 million, or $.34 per share, compared with pro forma net income of $1.9 million, or $.29 per share, for the year-earlier period. Including the one-time charge, the revised net loss for the first nine months of 1997 was $2.1 million, or $.30 per share.

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NAFI Revised Third Quarter and Nine-Month Results
Page 2
November 25, 1997
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     Commenting on the revisions, Keith B. Stein, vice chairman and treasurer, said, "We have been a leader in this industry with respect to the dissemination of information to the public relating to portfolio performance and gain-on-sale accounting. We firmly believe in the necessity of a credible and conservative approach to these accounting and disclosure matters and will continually strive to maintain that conservative approach. For example, we were one of the first companies to disclose in public filings our static pool performance information. The third quarter accounting adjustments are the result of our further refinement of the extremely sophisticated computer model used to perform this critical quarterly valuation analysis. Although the adoption of a more conservative net loss estimate affects earnings now and in the future, the valuation adjustment we are making today should help to ensure the Company of a higher-quality earnings stream going forward."

     Commenting on operations, Roy E. Tipton, president of National Auto Finance, said, "We have responded to the serious deficiencies in the servicing and collection performance of our outside servicer, which has caused increased delinquencies and losses, through the opening of our new Jacksonville, Florida, servicing division in late-July and the assumption of all collections and collateral recovery activities from our outside servicer on October 1. The Company has absorbed, and will continue to absorb, duplicative and additional costs associated with the transition to in-house servicing, including as much as $1 million during the fourth quarter of 1997; however, since opening the new in-house servicing division, we have experienced very positive trends in lower loan delinquencies across the board and higher collateral recoveries. Based on those leading indicators, we expect a continued improvement in portfolio performance."

     National Auto Finance Company is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers, including an exclusive referral agreement with First Union National Bank. The Company has contractual relationships with approximately 2,140 dealers in 29 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and in certain other reports filed by the Company with the Securities and Exchange Commission in fiscal year 1997.

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NAFI Revised Third Quarter and Nine-Month Results
Page 3
November 25, 1997
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                       NATIONAL AUTO FINANCE COMPANY, INC.
              Unaudited Condensed Consolidated Statements of Income
                 (In thousands, except earnings per share data)

                                    Three Months Ended    Nine Months Ended
                                       September 30,         September 30,
                                    ------------------    ------------------
                                       1997     1996        1997       1996
                                      ------   ------     -------     ------
  Revenue:
    Gain on sales of loans            $3,596   $3,560     $13,431     $8,188
    Finance charges earned                --       --          95         --
    Other income                       2,098      661       4,318      1,668
                                      ------   ------     -------     ------
                                       5,694    4,221      17,844      9,856

  Total expenses                       4,996    2,787      13,800      6,754
                                      ------   ------     -------     ------
  Income before income taxes             698    1,434       4,044      3,102
  Income taxes                           269      539(1)    1,557      1,167(1)
  Income taxes from reorganization
    of partnership                        --       --       4,500(2)      --
                                      ------   ------     -------     ------
  Net income (loss)                   $  429       --     $(2,013)(2)     --
  Pro forma net income                    --   $  895          --     $1,935
  Less preferred stock dividends          40       --         107         --
                                      ------   ------     -------     ------
  Net income (loss) available for
    common shareholders               $  389   $  895     $(2,120)(2) $1,935
                                      ======   ======     =======     ======
  Earnings (loss) per share           $  .06       --     $  (.30)(2)     --
                                      ======              =======
  Pro forma earnings per share            --   $ 0.13     $   .34(3)  $ 0.29
                                               ======     =======     ======
  Weighted average shares and share
    equivalents outstanding            7,026       --       6,995         --
                                      ======              =======
  Pro forma shares outstanding            --    6,726          --      6,726
                                               ======                 ======

(1) Pro forma income taxes for the three- and nine-month periods ended September 30, 1996, calculated as if the Company had operated as a "C" Corporation.

(2) Includes the effects of a one-time, non-cash charge for deferred income taxes arising from the reorganization of the Company from a partnership form to a taxable corporate form in connection with the Company's initial public offering in January 1997.

(3) Excludes the effects of the charge noted in footnote 2.

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NAFI Revised Third Quarter and Nine-Month Results
Page 4
November 25, 1997
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                       NATIONAL AUTO FINANCE COMPANY, INC.
                 Unaudited Condensed Consolidated Balance Sheets
                             (Dollars in thousands)

                                                     September 30,  December 31,
                                                         1997           1996
                                                     -------------  ------------
ASSETS
Assets:
  Cash and cash equivalents                             $   326       $ 5,066
  Investments and retained interest in securitizations   42,516        23,404
  Fixed assets, net                                       1,393           515
  Deferred financing costs                                  925         1,849
  Other assets                                            1,410           367
                                                        -------       -------
    Total assets                                        $46,570       $31,201
                                                        =======       =======
LIABILITIES AND OWNERSHIP EQUITY
Liabilities:
  Subordinated debt                                     $14,007       $19,218
  Other liabilities                                       8,155         2,432
                                                        -------       -------
    Total liabilities                                    22,162        21,650

Ownership and Stockholders' Equity:
  Stockholders (partners) equity(1)                      24,408         9,551
                                                        -------       -------
    Total Liabilities and Ownership Equity              $46,570       $31,201
                                                        =======       =======

(1) Equity for December 31, 1996, reflects partners capital of National Auto Finance Company, L.P.

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